Exhibit 3.38

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

DYNEGY CONESVILLE, LLC

THIS Amended and Restated Certificate of Formation of Dynegy Conesville, LLC (the “LLC”), dated as of May     , 2015, has been duly executed and is being filed by the undersigned authorized person in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC, which was filed on May 31, 2012 with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”).  The original name of the LLC was DE Conesville, LLC.

The Certificate is hereby amended and restated in its entirety to read as follows:

1.             Name.  The name of the limited liability company is Dynegy Conesville, LLC.

2.             Registered Office.  The address of the registered office of the LLC in the State of Delaware is c/o Capitol Services, Inc., 1675 South State Street, Suite B, Dover, Kent County, Delaware 19901.

3.             Registered Agent.  The name and address of the registered agent for service of process on the LLC in the State of Delaware are Capitol Services, Inc., 1675 South State Street, Suite B, Dover, Kent County, Delaware 19901.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

By:	/s/ Kelly D. Tlachac
Name:	Kelly D. Tlachac
Authorized Person